Exhibit (10)(bv)

Suite 300 3025 Chemical Road Plymouth Meeting, PA 19462

November 29, 2010

Mr. Gary J. Morgan
Senior Vice President - Finance & CFO
Met-Pro Corporation
160 Cassell Road
Harleysville, Pa. 19438

Re: Demand Line of Credit

Dear Gary,

Please be advised that we have reaffirmed your Discretionary Demand Line of Credit in the amount of $4,000,000 from November 30, 2010 through November 30, 2011. Borrowings under the Line will be on mutually agreeable terms and conditions, and will be subject to review from time to time. Borrowings are evidenced by the Demand Promissory Note dated February 23,1996 and advances will be available at our discretion.

Sincerely,

/s/Dale R. Carr

Dale R. Carr
Senior Vice President

Agreed and Accepted this     2nd       day of   December    2010.

/s/Raymond J. De Hont	/s/Gary J. Morgan
Raymond J. De Hont	Gary J. Morgan
Chairman and CEO	Senior Vice President -Finance & CFO